Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACT:	Angie Chaplin, Dig Communications
312.577.1753,
achaplin@digcommunications.com

ANALYST CONTACT:	Denis Tian, Solo Cup Company
847.579.3706
denis.tian@solocup.com

Solo Cup Company Announces Resignation of Chief Financial Officer

HIGHLAND PARK, IL (July 11, 2006) – Solo Cup Company announced today that, effective immediately, Executive Vice President and Chief Financial Officer Susan H. Marks has decided to leave the company to pursue other interests.

“We thank Sue for her service to Solo Cup Company and wish her all the best,” said Robert Korzenski, president and chief operating officer.

The company has engaged Heidrick & Struggles International, Inc., an executive search firm, to undertake a nationwide search for Ms. Marks’ successor. Korzenski added, “On an interim basis, we are fortunate to have an experienced and capable accounting and finance department within the company to facilitate a smooth transition upon the appointment of a new CFO”.

Solo Cup Company is a $2.4 billion company exclusively focused on the manufacture of disposable foodservice products for the consumer/retail, foodservice, packaging, and international markets. Solo Cup has broad expertise in paper, plastic, and foam disposables and creates brand name products under the Solo, Sweetheart, Fonda, and Hoffmaster names. The Company was established in 1936 and has a global presence with facilities in Asia, Canada, Europe, Mexico, Panama and the United States. To learn more about the Company, visit www.solocup.com.

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